

Edward Ruscha
(b. 1937)

Offering Circular
sec.gov



PNEUMATIC
MUSCLES
HYDRAULIC
SMILES

27% Progress

VALUE OFFERING

This offering is available for $660k, 19.3% lower than the Jan '25 internally appraised value of $900k. Similar paintings, differing in scale and period, have recently sold for $1.6M, $1.5M, and $1.8M, signaling potential heights for this style long-term.

INVESTMENT THESIS

Initial Offering Price	Discount to Fair Market Value
$666,000	26.0%

Similar Auction Sales | Record Price



$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
98
01
04
07
10
13
16
19
22

Important Collectors and Museums


Darren Star
Writer, Director and Producer


Ellen Pompeo
Actor

Price Appreciation of Similar Works
16.3%

Sharpe Ratio (1997-2023) watch video

Edward Ruscha	▲0.80
S&P 500	0.48

INVEST NOW



Edward Ruscha

(b. 1937)

Why we like this offering

1. **19.3% Discount:** In January 2025, we internally appraised this painting at a fair market value of $900,000. This piece was acquired well below that value, and is now being offered for $660,000, 19.3% lower than our appraisal.
2. **New Record Price:** In November 2024, Ed Ruscha's Standard Station, Ten-Cent Western Being Torn in Half sold for $59 million at Christie's, setting a new record auction price for the artist.
3. **Record 2024 Turnover:** Ruscha sold $110 million in total at auction in 2024, beating his previous record turnover of $96 million from 2019.
4. **Competitive Price:** Each painting is unique, but the last three similar paintings to come to auction sold for $1.6M ('22), $1.5M ('19), and $1.8M ('19), one positive signal for our offering.
5. **Museum Prestige:** In 2023, Ruscha was the subject of a major retrospective at the MoMA that traveled to LACMA. He's in more than 40 permanent museum collections worldwide, including the Met, the Guggenheim, the MoMA, and the Tate.
6. **Top 5 Postwar Artist:** Ruscha was one of the top 5 selling Postwar artists (b. 1911-1945) in 2024 by auction turnover totals, trailing only Warhol, Kusama, and Hockney.
7. **Living Legend:** Ruscha is one of the last surviving artists of the Pop art movement, and his work has helped define the movement's iconography.

*View Important Disclosures for Internal Appraisal risks, limitations, and methodology.

*Record Ruscha auction work (Standard Station, Ten-Cent Western Being Torn in Half) not included in set of similar sales to Live Offering (Masterworks 472).

*Masterworks can only make sales after an offering statement has been filed, and "qualified" by, the SEC. As such, no offer consideration is currently being solicited or accepted and any such offers may be revoked before notice of SEC qualification. Indications of interest involve no obligation. For more information visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$109,781,788	113	$59,301,310

Turnover by Year



109.8M
82.3M
54.9M
27.4M
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned



Sold
Unsold
152
114
76
38
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price **$666,000**

Offering Circular sec.gov/edgar

Painting


PNEUMATIC
MUSCLES
HYDRAULIC
SMILES




PNEUMATIC
MUSCLES
HYDRAULIC
SMILES



About Edward Ruscha

Ed Ruscha (b. 1937, Omaha NE) was initially intent on becoming a commercial artist, and so focused his studies on graphic design, photography and advertising while he worked as a sign painter. Words and phrases first appeared in Ruscha's own artistic practice in 1959, and as his style developed, Ruscha began to portray the substance of language by treating words as visual constructs: letters rendered in the liquid they are meant to describe or sculptural ribbons curling into text.

INVEST NOW

ED RUSCHA

b. 1937, UNITED STATES


PNEUMATIC
MUSCLES
HYDRAULIC
SMILES

$666,000
INITIAL OFFERING

16.3%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

0.74
SHARPE RATIO[3]

22.7%
RECORD PRICE GROWTH[4]

10.5%
MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Acrylic on canvas | 26 × 32 inches

Ed Ruscha is one of the most important American artists working today, whose use of imagery and techniques culled from commercial art and popular culture is immediately recognizable by its distinct style.

The Artwork is a text-based painting in Ed Ruscha's mature style, which features ambiguous text against a cinematic background. Ed Ruscha's text-based paintings explore the evolving nature of language, meaning, and expression. The Artwork features the iconic font designed by Ed Ruscha, dubbed "Boy Scout Utility Modern," that uses tape to block off the canvas. Although its message remains mysterious, the text "Pneumatic Muscles Hydraulic Smiles," references commercially desirable physical features and industry terms. The hidden meaning adds to the work's intrigue; the viewer can spend hours if not years trying to decipher it. The Artwork is a landscape-oriented, grayscale canvas painting that features a sunset behind four lines of capitalized text that reads: "PNEUMATIC/MUSCLES/HYDRAULIC/SMILES." The horizon line runs across the length of the canvas just below the word SMILE. The glowing white reflection of the sun crossing it radiates from the center of the horizon line, creating an ombre effect that darkens at the top of the composition. With variations in scale and style, seven out of Ed Ruscha's top ten auction records are text-based paintings. Auction records for artworks similar in scale, style, and period are led by Woman on Fire (1990), which sold for $2,159,497 (£1,370,500) at Christie's London on June 30, 2015, Nerve (2006), which sold for $1,820,000 at Sotheby's New York on May 17, 2019, and Huge Conditions (2007), which sold for $1,643,454 (£1,232,500) at Phillips London on March 2, 2022. The Artwork previously sold at Phillips London for $590,765 (£386,500) on October 14, 2015, and at Christie's New York for $756,500 on November 16, 2018.

On February 10, 2025, the Painting was appraised by Masterworks at a fair market value of $900,000. The fair market value appraisal, a copy of which is filed as Exhibit 99.2 to the offering statement of which this offering circular is an integral part, is relevant only as of the date it was issued and is subject to important qualifications and limitations as set forth therein. Although the Company believes the appraisal provides relevant information for investors, it should only be viewed as a statement of opinion, and undue emphasis should not be placed on the appraised amount. Valuation of unique art objects requires a high degree of subjectivity, so while the Company acknowledges that a sale at a public auction is one of the strongest indicators of value, it is not the only piece of information that should be taken into account. Unlike an auction for homogenous commodities with a deep demand base, the market for fine art is far more idiosyncratic and inefficient. The Company believes that it is typical for a buyer to overpay or underpay for an item relative to its fair market value depending on a variety of factors, where a single event can have a significant impact on supply and demand. This is the case because the art market is characterized by a limited number of potential buyers, particularly for items as valuable as the Artwork. Therefore, the singularity of each item, the timing and location of particular sales, and global economic conditions, may all significantly influence the outcome of a sale. The appraisal itself contains valuable information for potential investors, including a description of the methodology and specific attributes of the Artwork considered by Masterworks to be meaningful in the determination of fair market value. Notwithstanding the foregoing, investors should not place undue emphasis on the appraised value. For more information on Masterworks appraisal methodology, conflicts of interest and other important considerations, see "Description of Business – Art Appraisals" in this offering circular.

AUCTION RECORDS FOR ARTWORKS SIMILAR IN SCALE, STYLE, AND PERIOD ARE LED BY WOMAN ON FIRE (1990), WHICH SOLD FOR $2,159,497 (£1,370,500) AT CHRISTIE'S LONDON ON JUNE 30, 2015, NERVE (2006), WHICH SOLD FOR $1,820,000 AT SOTHEBY'S NEW YORK ON MAY 17, 2019, AND HUGE CONDITIONS (2007), WHICH SOLD FOR $1,643,454 (£1,232,500) AT PHILLIPS LONDON ON MARCH 2, 2022. THE ARTWORK PREVIOUSLY SOLD AT PHILLIPS LONDON FOR $590,765 (£386,500) ON OCTOBER 14, 2015, AND AT CHRISTIE'S NEW YORK FOR $756,500 ON NOVEMBER 16, 2018.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


2151377
1820000
1645396
1550000
1335000
1205000
970000
900000
676737
756500
598195
480000
360000
372500
180000
60000
1/1/2000
1/1/2005
1/1/2010
1/1/2015
1/1/2020
Implied Historical Growth

Edward Ruscha (b. 1937, Omaha, Nebraska) is an American Pop artist best known for his text-based explorations of consumerism. Born in Omaha, Nebraska, Ruscha grew up in Oklahoma City. As a child, he was interested in photography, cinema, and drawing. After graduating from high school in 1956, Ruscha drove west with his friend, artist Mason Williams to Los Angeles. He enrolled at the Chouinard Art Institute, now the California Institute of the Arts, and studied under Robert Irwin. Intent on becoming a commercial artist, Ruscha focused his studies on graphic design, photography, and advertising, working as a sign painter on the side. At Chouinard, Ruscha nurtured an interest in the subversive word play of the Dadaists. His work was often met with disdain, and one painting was reportedly burned by an enraged faculty member. Words and phrases first appeared in Ruscha's artistic practice in 1959. As his style developed, he began to portray the substance of language by treating words as visual constructs: letters rendered in the liquid they are meant to describe or sculptural ribbons curling into text. In 1961, Ruscha traveled to New York where he was introduced to the dealer Leo Castelli. Although Ruscha resists labeling his work as Pop or Conceptual art, elements of both movements appear in his oeuvre. In 1962, Ruscha was included in New Paintings of Common Objects, a seminal exhibition of Pop Art held at the Pasadena Art Museum and curated by Walter Hops, co-founder of the Ferus Gallery. In the early 1960s, Ruscha became involved with a progressive group of young artists who showed with the influential Ferus Gallery, which included Ed Kienholz, Robert Irwin, Ed Moses, and Larry Bell, deemed the "Cool School" by critic Phillip Leider in a 1964 issue of Artforum. Between 1963 and 1969, Ruscha laid a robust foundation for the next six decades of his career. In that timeframe, he had three solo exhibitions at the Ferus Gallery, which featured his early word paintings, published his first book, Twentysix Gasoline Stations, had his first international exhibition at Galerie Rudolf Zwirner in Cologne, and held his first solo museum show at the La Jolla Museum of Art. In 2005, Ruscha was selected to represent the United States at the Venice Biennale. Ruscha continues to live and work in Los Angeles.

Edward Ruscha is represented by Gagosian. Over the span of his impressive career, important institutions have organized solo exhibitions and retrospectives at the Museum of Modern Art in New York, the Whitney Museum of American Art in New York, the Institute of Contemporary Arts in London, the Museum of Contemporary Art in Chicago, the Museum of Contemporary Art in Los Angeles, and the J. Paul Getty Museum in Los Angeles, among others. In 2005, Ruscha also represented the United States at the Venice Biennale. His works are also held in the permanent collections of prestigious institutions around the world, including the Art Institute of Chicago, the National Gallery of Art in Washington, D.C., the Los Angeles County Museum of Art, the Metropolitan Museum of Art in New York, the Museum of Fine Arts in Boston, the Stedelijk Museum in Amsterdam, and the Tate Modern in London, among many others. The artist's auction records are led by Standard Station, Ten-Cent Western Being Torn in Half (1964), which sold for $68,260,000 at Christie's New York on November 19, 2024, followed by Hurting the Word Radio #2 (1964), which sold for $52,485,000 at Christie's New York on November 13, 2019, and Securing the Last Letter (Boss) (1964), which sold for $39,400,500 at Sotheby's New York on November 8, 2023.




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IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Edward Ruscha with the following criteria: Works on canvas with his signature Boy Scout Utility Modern font created since 1990 that measure between 20 inches by 20 inches and 50 inches by 50 inches, excluding works without any words, works with mixed media, works with figures, the Grand Horizontal series, the City Lights and the Metro Plot series. The set also excludes God Knows Where for quality. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. The risk-adjusted appreciation, otherwise known as “Sharpe Ratio”, can be used to evaluate the total performance of an asset, portfolio, or in this case the artist’s market, and indicates how well the artist’s market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Edward Ruscha has a risk-adjusted appreciation of 0.74. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist’s first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Artworks by Edward Ruscha have a record price compound annual growth rate (“CAGR”) of 22.7% from November 2, 1984 to December 31, 2024. This calculation is based on (i) a record price of $16,000 on November 2, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $59,301,310, the most recent record price as of December 31, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist’s market over time. The median repeat sale pair appreciation for Edward Ruscha is 10.5%, which is based on 45 repeat sales during the time period beginning on the first purchase price date for the artist’s earliest repeat sales pair, which in the case of Edward Ruscha was November 19, 1997 and ending on the last date a repeat sale occurred for such artist, which in the case of Edward Ruscha was November 21, 2024. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.